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                   MSU Devices Obtains Bridge Loan Financing

         DALLAS--(BUSINESS WIRE)--Feb. 14, 2002--MSU Devices Inc. (OTCBB:MUCP) announced today that the Company issued approximately $638,000 in 10% convertible promissory notes ("10% Promissory Notes") in a private placement, which notes mature on July 31, 2002.

         Of that total, $500,000 was issued to a related party. The 10% Promissory Notes are secured by all of the assets of the Company including all intangible assets and intellectual property of the Company. The covenants of the 10% Promissory Notes require the Company to raise an additional $1.362 million within 105 days after Feb. 14, 2002, the date of the closing of the issuance of the initial 10% Promissory Notes. The additional funds must be received according to the following schedule: at least $362,500 within 45 days after the initial closing, at least an additional $500,000 within 75 days after the initial closing; and at least an additional $500,000 within 105 days after the date of the initial closing. In the event the Company does not raise the funds as required under the aforementioned schedule, as well as funds to repay the 10% Promissory Notes at maturity, the Company will be in default, and the holders of the 10% Promissory Notes will be able to foreclose their security interest in all of the assets of the Company. The 10% Promissory Notes are convertible at anytime at the option of the investors into shares of common stock at a rate of 10 shares per $1 loaned, subject to adjustment in certain events. The Company has granted registration rights with respect to shares issuable upon conversion. If the Company arranges $3.5 million in additional financing (beyond the $1.362 million required under the 10% Promissory Notes), the 10% Promissory Notes automatically convert into the instruments issued in such financing, on certain terms.

         The 10% Promissory Notes, as well as the common stock into which the 10% Promissory Notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


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         This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


         CONTACT: MSU Devices Inc., Dallas
                  Bruce Walter, 972/473-6916

         KEYWORD: TEXAS
         INDUSTRY KEYWORD: BANKING COMPUTERS/ELECTRONICS HARDWARE INTERNET
                           NETWORKING
         SOURCE:  MSU Devices Inc.













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